Exhibit 23

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the following Registration Statements:

(1) Registration Statement (Form S-3 No. 333-139745),

(2) Registration Statement (Form S-3 No. 333-135866), and

(3) Registration Statement (Form S-3 No. 333-135708);

of Eagle Bulk Shipping Inc. and in the related Prospectuses of our reports dated February 28, 2007, with respect to the consolidated financial statements of Eagle Bulk Shipping Inc., Eagle Bulk Shipping Inc. management's assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of Eagle Bulk Shipping Inc., included in this Annual Report (Form 10-K) for the year ended December 31, 2006.

/s/ Ernst & Young LLP
New York, New York

February 28, 2007